Exhibit 1.1

SETTLEMENT AGREEMENT AND MUTUAL RELEASE OF ALL CLAIMS

This Settlement Agreement and Mutual Release of all Claims (“Settlement Agreement”) is entered into between Ceptazyme, LLC (“Ceptazyme”), Zus Health, LLC (“Zus”), Bradley C. Robinson, an individual, Health Enhancement Products, Inc. (“HEPI”), Christopher Maggiore, an individual, and Robert McLain, an individual, who and which are sometimes collectively referred to herein as the “Parties” or individually referred to as a “Party.”

RECITALS

WHEREAS, HEPI and Zus entered into a License Agreement regarding the marketing, sale and distribution of ProAlgaZyme (“PAZ”) on September 2, 2010 (“License Agreement”);

WHEREAS, Mr. Robinson formed Ceptazyme as a Utah legal entity on or about September 22, 2010 for the purpose of performing Zus’s obligations under the Agreement;

WHEREAS, Zus assigned its rights and obligations under the License Agreement to Ceptazyme on November 8, 2010 via an Assignment Agreement (“Assignment Agreement”);

WHEREAS, a dispute has arisen between HEPI, Ceptazyme and Zus concerning HEPI, Zus, and Ceptazyme’s respective performance under the License Agreement;

WHEREAS, HEPI, Ceptazyme, and Zus each deny their alleged liability to one another for alleged breach of the License Agreement;

WHEREAS, a lawsuit is currently pending in the United States District Court for the District of Utah, Case No. 1:12-cv-00080-DB, in which Ceptazyme is named as plaintiff and counterclaim-defendant, HEPI is named as defendant and counterclaim-plaintiff, and Zus is named as third-party defendant, which lawsuit alleges various breaches of the License Agreement (“License Agreement Lawsuit”);

WHEREAS, a related dispute has arisen between Mr. Maggiore and Mr. McLain on one side and Ceptazyme and Mr. Robinson on the other concerning Ceptazyme and Mr. Robinson’s alleged misrepresentations and omissions of material fact arising from the solicitation of Mr. Maggiore and Mr. McLain’s investment of $160,000 in Ceptazyme (“Alleged Securities Fraud”);

WHEREAS, Ceptazyme and Mr. Robinson deny their claimed liability to Mr. Maggiore and Mr. McLain for the Alleged Securities Fraud and/or any representations or omissions made in connection with the solicitation of Mr. Maggiore and Mr. McLain’s investment in Ceptazyme;

WHEREAS, a lawsuit is currently pending in the United States District Court for the District of Utah, Case No. 1:13-cv-00076-PMW, in which Mr. Maggiore and Mr. McLain are named as plaintiffs, Ceptazyme is named as defendant, and Mr. Robinson is named as defendant, which lawsuit alleges Ceptazyme and Mr. Robinson’s liability for the Alleged Securities Fraud (“Securities Fraud Lawsuit”);

WHEREAS, all Parties desire to settle and fully compromise all claims between them, known and unknown, whether currently pending or not, arising out of or in any way related to the License Agreement, the Assignment Agreement and/or the Alleged Securities Fraud.

COVENANTS

In consideration of the mutual covenants set forth below, and other good and valuable consideration, the validity of which is hereby acknowledged, the Parties agree as follows:

1.

Incorporation of Recitals.  The recitals set forth above are incorporated into these Covenants.

2.

Mutual Release of All Claims.  All parties hereby release, acquit and forever discharge one another, including each of their officers (elected and appointed), directors, d.b.a.’s, partners, members, shareholders, agents, servants, consultants, employees, predecessors, successors, subsidiaries, affiliates, affiliated entities, agents, family members, spouses, attorneys, insurers, heirs, representatives, executors, administrators and assigns, from any and all claims, actions, causes of actions, liens, demands, rights, damages, costs, attorney fees, loss of service, expenses, benefits and compensation, and any and all other claims for compensation or recovery whatsoever, which any Party now has, or which may hereafter accrue, which are known or unknown, which are foreseen or unforeseen, and which are on account of, or in any way growing out of or relating to the License Agreement, the Assignment Agreement, and/or the Alleged Securities Fraud.

3.

No outstanding assignments.  As additional consideration for the mutual release of all claims described in Paragraph 2, the Parties represent and warrant that no portion of any claim, right, action, or cause of action against any of the other Parties that any Party now has or in the future might have arising out of the License Agreement, the Assignment Agreement or the Alleged Securities Fraud (and no portion of any recovery to which any Party might be entitled), has been assigned or transferred in any manner to any other person or entity, including by way of assignment, operation of law, or lien.

4.

Law.  The rights and obligations of the Parties hereto shall be construed, enforced and governed by the laws of the State of Utah.

5.

Interpretation.  This Settlement Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the Parties hereto.

6.

Construction.  If any part(s) of this Settlement Agreement is or are found to be invalid, the remaining parts hereof shall remain in full force and effect.

7.

Comprehension of Document.  This Settlement Agreement constitutes the Parties’ final understanding and agreement with respect to the subject matter hereof and supersedes all prior or contemporaneous negotiations, promises, covenants, agreements or representations concerning all matters directly, indirectly or collaterally related to the subject matter of this Settlement Agreement.  This Settlement Agreement and any provision herein can only be amended upon mutual written agreement of all Parties.  This Settlement Agreement supersedes all prior and contemporaneous oral and written agreements and discussions.

8.

Acknowledgement.  The Parties hereby acknowledge that they have carefully read and fully understand this Settlement Agreement, that each has had sufficient time to consider the provisions of this Settlement Agreement, and that each has consulted with its or his attorney regarding his or its rights under this Settlement Agreement and pursuant to applicable law.

9.

Effective Date.  This Agreement will become effective upon execution by all Parties.

10.

Multiple Signatures.  This Settlement Agreement may be executed in multiple counterparts using facsimile or electronic (.PDF) signatures, but all of which together shall constitute one and the same instrument.  Facsimile or electronic signatures shall be deemed to be original signatures for any and all purposes.

11.

No Admissions.  This Settlement Agreement constitutes the settlement of disputed claims, nothing contained herein shall constitute any admission of liability between the Parties, and each Party expressly denies the allegations and claims of the other(s).

12.

Further Representations.  The Parties further represent and warrant as follows:

(a)

They have evaluated and considered the advisability of making the settlement provided for herein and with respect to the advisability of executing this Settlement Agreement.

(b)

They do not rely nor have they relied on any statement, representation, omission, or promise of any other party (or of any officer, agent, employee, representative, or attorney for any other Party) in executing this Settlement Agreement, or in making the settlement provided for herein, except as expressly stated herein.

(c)

They have investigated the facts pertaining to this Settlement Agreement, and all matters pertaining thereto, to the full extent they deem necessary.

(d)

They have carefully read and reviewed, and know and understand, the full contents of this Settlement Agreement, and are voluntarily executing this Settlement Agreement upon the advice of their counsel.

(e)

Each term of this Settlement Agreement is contractual and not merely recital.

13.

Mutual drafting.  Each party to this Settlement Agreement has cooperated in, and in any construction to be made of this Settlement Agreement shall be deemed to have cooperated in the drafting and preparation of this Settlement Agreement.

14.

Binding Effect.  The terms of this Settlement Agreement are binding on all Parties hereto as well as each of their successors, affiliates, assigns, subsidiaries, officers, directors, principals, agents, shareholders and members.

15.

Dismissal of Claims.  Upon full execution of this Settlement Agreement, the Parties’ legal counsel shall file sign a Stipulated Motion for Order of Dismissal with Prejudice which will forever end the License Agreement Lawsuit and the Securities Fraud Lawsuit.

16.

Severability.  The terms and provisions of this Settlement Agreement are severable, and should any term or provision hereof be declared or determined by any court or other governmental body or organization to be void, voidable, or unenforceable under any applicable law, such void, voidable, or unenforceable term or provision shall not affect or invalidate any other term or provision of this Settlement Agreement, which shall continue to govern the relative rights and duties of the parties as though the void, voidable, or unenforceable term or provision were not a part of this Agreement.  In addition, it is the intention and agreement of the Parties that all terms and conditions hereof be enforced to the fullest extent permitted by the law.

17.

Indemnification.  The Parties agree to hold each other harmless from, and to defend and indemnify each other against, any suits, claims, judgments, costs or expenses of any kind, including claims for attorney’s fees, contribution, and/or indemnification, asserted against any Party by any person or organization as a result of the events as set forth in the License Agreement Lawsuit, the Securities Fraud Lawsuit, or which in any way relate to the License Agreement, the Assignment Agreement and/or the Alleged Securities Fraud.

18.

Attorneys’ Fees and Costs.  Should any Party hereto institute any action or proceeding to enforce a provision of this Settlement Agreement or recover damages by reason of any alleged breach of any provision of this Settlement Agreement or to seek a declaration of such Party's rights or obligations hereunder, the prevailing Party shall be entitled to be reimbursed by the losing Party for all costs and expenses incurred thereby, including but not limited to, such amounts as the court may judge to be reasonable attorneys’ fees and costs for the legal services rendered on behalf of the Party finally prevailing in any such action or proceeding.

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Dated this  11 day of   June  , 2013.

Ceptazyme, LLC

/s/ Bradley C. Robinson

By: Bradley C. Robinson

Its: President

Dated this  11 day of   June  , 2013.

Zus Health, LLC

/s/ Bradley C. Robinson

By: Bradley C. Robinson

Its: President

Dated this  12 day of   June  , 2013.

Health Enhancement Products, Inc.

/s/ Philip M. Rice II

By: Philip M. Rice II

Its: Chief Financial Officer

Dated this  11 day of   June  , 2013.

Bradley C. Robinson

/s/ Bradley C. Robinson

Dated this  12 day of   June  , 2013.

Christopher Maggiore

/s/ Christopher Maggiore

Dated this  12 day of   June  , 2013.

Robert McLain

/s/ Robert McLain

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